CERTIFICATE OF ELIMINATION
OF
SERIES 2 PARTICIPATING CLASS C PREFERRED STOCK
OF
LSB INDUSTRIES, INC.
_______________________________________

LSB INDUSTRIES, INC., a corporation existing under the General Corporation Law of the State of Delaware (hereinafter called the “Corporation”), hereby certifies the following:

1) That the Certificate of Designations of Series 2 Participating Class Preferred Stock of the Corporation (the “Series 2 Preferred”) was filed with the Delaware Secretary of State on February 21, 1989 (the “Series 2 Certificate of Designations”).

2) That no shares of the Series 2 Preferred have been issued by the Corporation, and no shares of Series 2 Preferred are outstanding.

3) That effective April 12, 1999, the Board of Directors of the Corporation duly adopted the following resolutions:

RESOLVED, no authorized shares of Series 2 Participating Class C Preferred Stock are outstanding, and no shares of Series 2 Participating Class C Preferred Stock will be issued subject to the Certificate of Designations previously filed with respect to the Series 2 Participating Class C Preferred Stock; and

FURTHER RESOLVED, that the officers of the Corporation are hereby authorized and directed, for and on behalf of the Corporation, to execute and deliver the Certificate of Elimination to the Secretary of State of Delaware regarding the Series 2 Participating Class C Preferred Stock.

4) That pursuant to the provisions of Section 151(g) of the Delaware General Corporation Law, upon the effective date of filing of this Certificate, this Certificate will have the effect of eliminating from the Corporation=s Restated Certificate of Incorporation all matters set forth in the Series 2 Certificate of Designations with respect to the Series 2 Preferred.

IN WITNESS WHEREOF, this Certificate of Elimination has been executed this 12th day of April, 1999, by the President of the Corporation.

ATTEST:      LSB INDUSTRIES, INC.

/s/ David M. Shear         By:/s/ Jack E. Golsen
David M. Shear, Secretary          Jack E. Golsen, President

[CORPORATE SEAL]